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                                                                       EXHIBIT 1

                            Feldman Sherb & Co., P.C.
                          Certified Public Accountants

April 5, 2002

Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: American Jewelry Corp.

We have read the statements that we understand American Jewelry Corp. will include under Item 4 of the form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

/s/ Feldman Sherb & Co., P.C.

Feldman Sherb & Co., P.C.